EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT:

Robert A. Lefton
President and CEO
(214) 922-9711
ODYSSEY HEALTHCARE REPORTS THIRD QUARTER RESULTS
     DALLAS, TEXAS (October 30, 2006) — Odyssey HealthCare, Inc. (NASDAQ: ODSY), one of the largest providers of hospice care in the United States, today announced financial results for the third quarter ended September 30, 2006. On a reported basis and calculated in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), the Company’s income from continuing operations was $5.7 million for the third quarter of 2006, a 28.0 percent decrease from the $7.9 million for the corresponding quarter of 2005. Adjusted income from continuing operations for the quarter, which excludes stock compensation expense, was $6.5 million, an 18.1 percent decrease from the $7.9 million for the corresponding quarter in 2005. Effective January 1, 2006 the Company began recording expense associated with employee stock compensation in accordance with the Statement of Financial Accounting Standards No. 123R.
     The Company’s net income for the third quarter of 2006 was $5.6 million compared to net income of $7.7 million for the third quarter of 2005. The Company’s net income for the third quarter of 2006 and 2005 includes losses from the Company’s discontinued Salt Lake City program of $0.1 million and $0.2 million, respectively.
     On a GAAP basis, the Company’s earnings per diluted share from continuing operations for the third quarter of 2006 were $0.17, a 26.1 percent decrease from the $0.23 reported for the third quarter of 2005. Adjusted earnings per diluted share from continuing operations, which excludes stock compensation expense, for the third quarter of 2006 were $0.19, a 17.4 percent decrease from the $0.23 reported for the third quarter of 2005. The Company’s net income per diluted share for the third quarter of 2006, which includes the charge related to discontinued operations of $0.01 per diluted share, was $0.16 compared to earnings per diluted share of $0.22 for the third quarter of 2005, which includes a charge related to discontinued operations of $0.01 per diluted share.
     For the nine months ended September 30, 2006, on a GAAP basis, the Company’s income from continuing operations was $18.5 million, a 12.8 percent decrease from the $21.2 million for the corresponding period of 2005. Adjusted income from continuing operations for the nine months ended September 30, 2006, which excludes stock compensation expense, was $20.8 million, a 1.9 percent decrease from the $21.2 million for the corresponding period in
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2005. The Company’s net income for the nine months ended September 30, 2006, inclusive of the charge related to discontinued operations, was $17.9 million compared to net income, inclusive of losses from discontinued operations, of $20.3 million for the corresponding period in 2005.
     On a GAAP basis, the Company’s earnings per diluted share from continuing operations for the nine months ended September 30, 2006 were $0.53, an 11.7 percent decrease from the $0.60 reported for the corresponding period of 2005. Adjusted earnings per diluted share from continuing operations, which excludes stock compensation expense, were $0.60 for each of the nine month periods ended September 30, 2006 and 2005. The Company’s earnings per diluted share for the nine months ended September 30, 2006, which includes the charge related to discontinued operations, was $0.52 compared to earnings per diluted share, which includes losses from discontinued operations, of $0.58 for the corresponding period in 2005.
     Net patient service revenue from continuing operations for the third quarter of 2006 increased 5.1 percent to $102.9 million, compared to $97.9 million for the third quarter of 2005, driven primarily by a 2.2 percent increase in average daily patient census and a 3.7 percent increase in the Medicare base payment rates that went into effect on October 1, 2005. For the nine months ended September 30, 2006 net patient service revenue from continuing operations grew 12.1 percent to $310.3 million, compared to $276.8 million for the corresponding period in 2005.
     “As we mentioned during our second quarter conference call on August 1, 2006, our admission numbers for July were disappointing,” said Robert A. Lefton, President and Chief Executive Officer of Odyssey. “We saw a pick up in admissions in August, but unfortunately we experienced a decline in admissions in September. These swings in admission volume increased our Medicare cap contractual allowance for the third quarter of 2006. Because of the various factors that enter into the computation of the Medicare cap contractual, there is inherent short-term volatility built into the Medicare cap contractual that can result in significant short term swings, both positive and negative. We still believe, however, that over the long-term the Medicare cap contractual can be effectively managed by maintaining a balanced patient mix.”
     Mr. Lefton added that, “we are taking steps to address the admissions decline and the Medicare cap contractual by working to develop strategic relationships with certain targeted referral sources in select markets and to broaden our referral base in each of the markets we serve. In addition, we are continuing our development of inpatient units and currently have seven inpatient units under development. These strategic initiatives take time to implement and develop, but should result in significant long-term benefits to the Company.”
     The Company also announced that plaintiffs in the shareholder class action complaint that was dismissed, with prejudice, by the United States District Court for the Northern District
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of Texas earlier this year have decided not to appeal the dismissal to the United States Court of Appeals for the Fifth Circuit.
Third Quarter and Nine Month Highlights
     The information presented below under the headings “Volume” and “Net Revenues” excludes discontinued operations.
Volume
     Admissions for the third quarter of 2006 were 8,162 compared to 8,247 for the third quarter of 2005, a decrease of 1.0 percent. In the third quarter of 2006, same store admissions decreased by 2.8 percent over same store admissions for the third quarter of 2005. Admissions for the nine months ended September 30, 2006 were 25,750 compared to 24,619 for the nine months ended September 30, 2005, an increase of 4.6 percent. In the nine months ended September 30, 2006, same store admissions increased by 3.5 percent over same store admission for the nine months ended September 30, 2005.
     In the third quarter of 2006, the average daily census increased 2.2 percent to 8,413 patients from 8,228 patients in the third quarter of 2005. In the third quarter of 2006, same store average daily census increased by 1.4 percent over the third quarter of 2005. Average daily census was 8,329 for the nine months ended September 30, 2006, an increase of 6.7 percent over average daily census of 7,804 for the corresponding period of 2005. Same store average daily census for the nine months ended September 30, 2006 increased by 5.5 percent over same store average daily census for the nine months ended September 30, 2005.
     The average length of stay for the third quarter of 2006 was 86.7 days, compared to 84.1 days in the third quarter of 2005. The average length of stay for the nine months ended September 30, 2006 was 85.4 days, compared to 82.4 days for the corresponding period of 2005.
Net Revenue
     Net revenue per patient day in the third quarter of 2006 was $132.95, a 2.8 percent increase over net revenue per patient day of $129.35 in the third quarter of 2005. Net revenue per patient day for the nine months ended September 30, 2006 was $136.48, a 5.0 percent increase over net revenue per patient day of $129.94 in the corresponding period of 2005. The increase in net revenue per patient day was primarily due to a 3.7 percent increase in the Medicare base payment rates that went into effect on October 1, 2005 and to a lesser extent an increase in the provision of continuous care.
     The Company said it recognized a contractual reduction in revenue in the third quarter of 2006 of 5.0 percent of third quarter gross revenue, which includes a Medicare cap contractual adjustment of 3.4 percent of gross revenue and a commercial contractual adjustment of 1.6 percent of gross revenue, as compared to a reduction in revenue in the third quarter 2005 of 4.5 percent of gross revenue, which includes a Medicare cap contractual adjustment of 3.0 percent of gross revenue and a commercial contractual adjustment of 1.5 percent of gross revenue. $0.4
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million of the increase in the Medicare cap contractual adjustment for the third quarter 2006 resulted from a clarification in late September 2006 by the Medicare fiscal intermediaries with respect to the methodology used to compute the Medicare cap contractual.
     The contractual reduction in revenue for the nine months ended September 30, 2006 was 3.5 percent of gross revenue, which includes a Medicare cap contractual adjustment of 2.0 percent of gross revenue and a commercial contractual adjustment of 1.5 percent of gross revenue, as compared to a reduction in revenue in the corresponding period of 2005 of 3.3 percent of gross revenue, which includes a Medicare cap contractual adjustment of 2.0 percent of gross revenue and a commercial contractual adjustment of 1.3 percent of gross revenue.
Provision for Uncollectible Accounts
     The Company’s provision for uncollectible accounts or bad debt expense for the third quarter of 2006 totaled $1.1 million, or 1.1 percent of net revenue, as compared to bad debt expense for the third quarter of 2005 of $0.2 million, or 0.2 percent of net revenue. The provision for uncollectible accounts or bad debt expense for the nine months ended September 30, 2006 was $3.3 million or 1.1 percent of net revenue as compared to bad debt expense for the corresponding period of 2005 of $3.3 million or 1.2 percent of net revenue.
Cash Flow and Capital Expenditures
     The Company’s cash flow used in operations for the third quarter of 2006 was $4.7 million as compared to $20.0 million in cash generated for the third quarter of 2005. Cash flows from operations for the nine month period ended September 30, 2006 was $16.7 million as compared to $50.7 million for the corresponding period of 2005. Cash flows from operations for the third quarter of 2006 and for the nine month period ended September 30, 2006 were reduced by the $13.0 million paid by the Company in July 2006 as part of the previously announced settlement with the United States Department of Justice of its civil investigation.
     Capital expenditures for the third quarter of 2006 were $2.8 million as compared to $4.4 million for the third quarter of 2005. Capital expenditures for the nine month period ended September 30, 2006 were $7.8 million as compared to $6.6 million for the corresponding period of 2005.
Tax Rate
     The Company’s effective tax rate for the third quarter of 2006 was 34.5 percent as compared to 38.1 percent for the third quarter of 2005. The effective tax rate for the nine months ended September 30, 2006 was 36.1 percent as compared to 38.7 percent for the corresponding period of 2005. The Company’s effective tax rate in the third quarter of 2006 and the nine months ended September 30, 2006 was impacted by a decrease in the Company’s state tax rates.
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New Site Development
     During the third quarter of 2006, the Company’s hospice program located in Tyler, Texas was certified to accept Medicare patients. In addition, during the third quarter, the Company expanded the areas served by its San Jose, California, Shreveport, Louisiana, Temple, Texas, Mobile, Alabama, Pittsburgh, Pennsylvania, and Baytown, Texas programs with the opening of Medicare certified alternate delivery sites in Hayward, California, Minden, Louisiana, Waco, Texas, Baldwin, Alabama, North Huntington, Pennsylvania and Webster, Texas. The Company’s inpatient unit in Houston, Texas was also licensed during the third quarter of 2006 and is awaiting Medicare certification.
Stock Repurchase
     The Company did not repurchase any of its common stock during the third quarter of 2006. Shares used for computing diluted earnings per share for the third quarters of 2006 and 2005 were 34.6 million and 35.1 million, respectively.
     During the nine months ended September 30, 2006 the Company repurchased 485,832 shares of its common stock at approximately $8.3 million (average cost of $17.04 per share). Shares used for computing diluted earnings per share for the nine months ended September 30, 2006 and 2005 were 34.7 million and 35.1 million, respectively.
     Odyssey will host a conference call to discuss the third quarter 2006 on Tuesday, October 31, 2006, at 8:00 a.m. Central Time (9:00 a.m. Eastern Time). The call will be broadcast live and can be accessed through the Investor Relations section of the Company’s website at www.odsyhealth.com. An online archive of the broadcast, commencing approximately two hours after the live call, will also be available for two weeks.
     Based in Dallas, Texas, Odyssey has 81 Medicare-certified hospice programs in 30 states. In terms of both average daily patient census and number of locations, the Company is one of the largest providers of hospice care in the country. Odyssey seeks to improve the quality of life of terminally ill patients and their families by providing care directed at managing pain and other discomforting symptoms and by addressing the psychosocial and spiritual needs of patients and their families.
     Our non-GAAP financial measures included in this press release, consisting of income from continuing operations and earnings per share from continuing operations as adjusted to exclude expenses for stock-based compensation, are reconciled to comparable GAAP financial measures in the reconciliation attached to this press release.
     Certain statements contained in this press release are forward-looking statements within the meaning of the federal securities laws. Such forward-looking statements are based on management’s current expectations and are subject to known and unknown risks, uncertainties and assumptions which may cause the forward-looking events and circumstances discussed in this press release to differ materially from those anticipated or implied by the forward-looking statements. Such risks, uncertainties and assumptions include, but are not limited to, general
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market conditions; adverse changes in reimbursement levels under Medicare and Medicaid programs; increases in inflation including inflationary increases in patient care costs; adverse changes in the Medicare payment cap limits and increases in the Company’s Medicare cap contractual adjustment; decline in patient census growth; challenges inherent in and potential changes in the Company’s growth and expansion strategy; our ability to effectively implement the Company’s 2006 operations initiatives; the ability to attract and retain healthcare professionals; the company’s dependence on patient referral sources and potential adverse changes in patient referral practices of those referral sources; our ability to implement a new integrated billing and clinical management and electronic medical records system; changes in state or federal income, franchise or similar tax laws and regulations; adverse changes in the state and federal licensure and certification laws and regulations; adverse results of regulatory surveys; delays in licensure and/or certification; government and private party, legal proceedings and investigations; adverse changes in the competitive environment in which the Company operates; adverse impact of natural disasters; changes in our estimate of additional compensation costs under FASB Statement No. 123(R); and the disclosures contained under the headings “Government Regulation and Payment Structure” in “Item 1. Business” and “Item 1A.Risk Factors” of Odyssey’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 10, 2006, and in its other filings with the Securities and Exchange Commission. Many of these factors are beyond the ability of the Company to control or predict. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements, which reflect management’s views only as of the date hereof. The Company undertakes no obligation to revise or update any of the forward-looking statements or publicly announce any updates or revisions to any of the forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions, circumstances or assumptions underlying such statements.
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Reconciliation of Non-GAAP Financial Measures
This press release contains non-GAAP financial measures consisting of income from continuing operations and earnings per share from continuing operations as adjusted to exclude expenses for stock-based compensation related to the adoption of Statement of Financial Accounting Standards No. 123R on January 1, 2006. Odyssey believes that the presentation of non-GAAP guidance provides useful information to management and investors regarding financial and business trends related to its results of operations and that when non-GAAP information is viewed with GAAP information, investors are provided with a meaningful understanding of Odyssey’s ongoing operating financial performance. This information is not intended to be considered in isolation, or as a substitute for GAAP financial measures. The following table reconciles these non-GAAP financial measures to income from continuing operations, net income or loss and net income or loss per common share that Odyssey believes are the most comparable GAAP measures:

	Three months ended September 30,			Nine months ended September 30,
	2006			2006
	(in thousands except per share data)			(in thousands except per share data)
	GAAP	Adjustments	Adjusted	GAAP	Adjustments	Adjusted
	(unaudited)		(unaudited)	(unaudited)		(unaudited)
Net patient service revenue	$102,904		$102,904	$310,334		$310,334
Operating expenses:
Direct hospice care	61,064		61,064	183,044		183,044
General and administrative	29,719		29,719	88,393		88,393
Stock-based compensation charges	1,435	(1,192)	243	4,354	(3,630)	724
Provision for uncollectible accounts	1,145		1,145	3,336		3,336
Depreciation	1,318		1,318	3,751		3,751
Amortization	90		90	308		308

	94,771		93,579	283,186		279,556

Income from continuing operations before other income (expense)	8,133		9,325	27,148		30,778
Other income (expense):
Interest income	650		650	1,897		1,897
Interest expense	(47)		(47)	(139)		(139)

	603		603	1,758		1,758

Income from continuing operations before provision for income taxes	8,736		9,928	28,906		32,536
Provision for income taxes	3,011	411	3,422	10,433	1,310	11,743

Income from continuing operations	5,725		6,506	18,473		20,793
Loss from discontinued operations, net of tax	(112)		(112)	(529)		(529)

Net income	$5,613		$6,394	$17,944		$20,264

Income (loss) per common share:
Basic:
Continuing operations	$0.17		$0.19	$0.54		$0.61

Discontinued operations	$(0.01)		$(0.01)	$(0.02)		$(0.02)

Net income	$0.16		$0.18	$0.52		$0.59

Diluted:
Continuing operations	$0.17		$0.19	$0.53		$0.60

Discontinued operations	$(0.01)		$(0.01)	$(0.01)		$(0.02)

Net income	$0.16		$0.18	$0.52		$0.58

Weighted average shares outstanding:
Basic	34,120		34,120	34,206		34,206
Diluted	34,589		34,589	34,661		34,661
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ODYSSEY HEALTHCARE, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(in thousands, except per share amounts)

	THREE MONTHS		NINE MONTHS
	ENDED SEPTEMBER 30,		ENDED SEPTEMBER 30,
	2005	2006	2005	2006
Net patient service revenue	$97,922	$102,904	$276,837	$310,334
Operating expenses:
Direct hospice care	55,749	61,064	153,755	183,044
General and administrative	28,122	29,719	82,326	88,393
Stock-based compensation charges	153	1,435	465	4,354
Provision for uncollectible accounts	232	1,145	3,289	3,336
Depreciation	1,018	1,318	2,796	3,751
Amortization	126	90	383	308

	85,400	94,771	243,014	283,186

Income from continuing operations before other income (expense)	12,522	8,133	33,823	27,148
Other income (expense):
Interest income	363	650	882	1,897
Interest expense	(46)	(47)	(150)	(139)

	317	603	732	1,758

Income from continuing operations before provision for income taxes	12,839	8,736	34,555	28,906
Provision for income taxes	4,893	3,011	13,365	10,433

Income from continuing operations	7,946	5,725	21,190	18,473
Loss from discontinued operations, net of tax	(199)	(112)	(842)	(529)

Net income	$7,747	$5,613	$20,348	$17,944

Income (loss) per common share:
Basic:
Continuing operations	$0.23	$0.17	$0.61	$0.54

Discontinued operations	$0.00	$(0.01)	$(0.02)	$(0.02)

Net income	$0.23	$0.16	$0.59	$0.52

Diluted:
Continuing operations	$0.23	$0.17	$0.60	$0.53

Discontinued operations	$(0.01)	$(0.01)	$(0.02)	$(0.01)

Net income	$0.22	$0.16	$0.58	$0.52

Weighted average shares outstanding:
Basic	34,218	34,120	34,469	34,206
Diluted	35,074	34,589	35,114	34,661
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ODYSSEY HEALTHCARE, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,	September 30,
	2005	2006
	(In thousands, except
	share and per share
	amounts)
	(Audited)	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$15,183	$10,551
Short-term investments	48,286	57,956
Accounts receivable from patient services, net of allowance for uncollectible accounts of $2,029 and $2,186 at December 31, 2005 and September 30, 2006, respectively	59,911	62,191
Deferred tax assets	2,707	—
Income taxes receivable	—	6,385
Prepaid expenses and other current assets	4,232	6,057
Assets of discontinued operations	49	—

Total current assets	130,368	143,140
Property and equipment, net of accumulated depreciation	11,599	15,524
Goodwill	98,163	98,179
Intangibles, net of accumulated amortization	4,837	4,406

Total assets	$244,967	$261,249

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,989	$3,122
Accrued compensation	12,100	13,063
Accrued nursing home costs	11,581	11,130
Accrued Medicare cap contractual adjustments	14,883	19,556
Accrued government settlement	13,000	—
Other accrued expenses	14,163	14,014
Deferred tax liability	—	3,220
Current maturities of long-term debt	5	3

Total current liabilities	68,721	64,108
Long-term debt, less current maturities	4	2
Deferred tax liability	8,355	10,799
Other liabilities	589	554
Commitments and contingencies	—	—
Stockholders’ equity:
Common stock, $.001 par value:
Authorized shares — 75,000,000
Issued shares — 37,410,750 and 37,836,282 at December 31, 2005 and September 30, 2006, respectively	37	38
Additional paid-in capital	98,624	107,447
Retained earnings	107,192	125,136
Treasury stock, at cost, 3,002,934 and 3,488,766 shares held at December 31, 2005 and September 30, 2006, respectively	(38,555)	(46,835)

Total stockholders’ equity	167,298	185,786

Total liabilities and stockholders’ equity	$244,967	$261,249

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ODYSSEY HEALTHCARE, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(in thousands)

	Nine months ended September 30,
	2005	2006
	(unaudited)	(unaudited)
Operating Activities
Net income	$20,348	$17,944
Adjustments to reconcile net income to net cash provided by operating activities:
Loss from discontinued operations, net of tax	842	529
Depreciation and amortization	3,179	4,059
Amortization of debt issue costs	82	82
Stock-based compensation	465	4,354
Deferred tax expense	2,596	8,467
Tax benefit realized for stock option exercises	755	(1,003)
Provision for uncollectible accounts	3,289	3,336
Changes in operating assets and liabilities, net of Acquisitions:
Accounts receivable	1,516	(5,616)
Other current assets	1,733	(8,199)
Accrued government settlement	—	(13,000)
Accounts payable, accrued nursing home costs, accrued Medicare cap and other accrued expenses	15,858	5,770

Net cash provided by operating activities	50,663	16,723
Investing Activities
Cash paid for acquisitions and procurement of licenses	(5,092)	(174)
Cash received from the sale of a hospice program	—	59
Increase in short-term investments	(23,027)	(9,670)
Purchase of property and equipment	(6,610)	(7,756)

Net cash used in investing activities	(34,729)	(17,541)
Financing Activities
Proceeds from issuance of common stock	2,447	3,467
Tax benefit realized for stock option exercises	—	1,003
Purchases of treasury stock	(18,288)	(8,280)
Payments on debt	(4)	(4)

Net cash used in financing activities	(15,845)	(3,814)

Net increase (decrease) in cash and cash equivalents	89	(4,632)
Cash and cash equivalents, beginning of period	24,851	15,183

Cash and cash equivalents, end of period	$24,940	$10,551

Supplemental Cash Flow Information
Interest paid	$68	$58
Income taxes paid	$6,852	$7,743
END